UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.___)

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

WEEQUAHIC PARTNERS, LLC
ERIC S. WEINSTEIN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 22, 2008, Weequahic Partners, LLC issued the following press release announcing its opposition to the sale of Specialized Health Products International, Inc. to C.R. Bard, Inc. and its plans to vote its 1.8 million shares of Specialized Health Products’ common stock, or approximately 2.6% of the issued and outstanding shares, against the approval and adoption of the definitive sale agreement at the upcoming special meeting of shareholders called to consider and vote upon such agreement:

Weequahic Partners, LLC

PRESS RELEASE
FOR IMMEDIATE RELEASE

WEEQUAHIC PARTNERS ANNOUNCES ITS OPPOSITION TO SALE OF
SPECIALIZED HEALTH PRODUCTS TO C.R. BARD, INC.
Sale Deprives Shareholders Of The Opportunity
To Realize Full Value For Their Shares

PENNINGTON, NJ, April 22, 2008 – Weequahic Partners, LLC today announced that it plans to oppose the recently announced sale of Specialized Health Products International, Inc. to C.R. Bard, Inc. and will vote its 1.8 million shares of Specialized Health Products’ common stock, or approximately 2.6% of the issued and outstanding shares, against the approval and adoption of the definitive sale agreement at the upcoming special meeting of shareholders called to consider and vote upon such agreement.

On March 10, 2008, Specialized Health Products announced that it had signed an agreement to be acquired for $68.4 million in cash, or $1.00 per share, by C.R. Bard.  A preliminary proxy statement describing the transaction, and attaching a copy of the definitive sale agreement, was filed with the Securities and Exchange Commission by Specialized Health Products on April 4, 2008.

In a letter sent yesterday to all members of Specialized Health Products Board of Directors and filed with the SEC pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, Eric S. Weinstein, the President and CEO of Weequahic Partners, criticized the Board for adopting a “cut and run” approach and rushing to sell Specialized Health Products pursuant to a transaction that is “at the wrong time, the wrong price and fails miserably to maximize value for all SHPI shareholders.”  Mr. Weinstein also criticized the Board for failing to act sooner to restructure the company in a manner that is more conducive for public market value creation.  “We are bewildered as to why initiatives discussed in the past ranging from stockholder approved authorization to execute a 1-for-10 reverse stock split, pursuit of a Nasdaq or other stock exchange listing or the institution of a share buyback program were not employed prior to putting SHPI up for sale, “ remarked Mr. Weinstein.  He added, “[a]ssuming that there is no change in the value to be realized by the shareholders of Specialized Health Products pursuant to this ill-advised and poorly-timed transaction, we currently plan to strongly oppose the sale of Specialized Health Products to C.R. Bard and any other sale transaction that does not maximize value for all shareholders of Specialized Health Products.”

ADDITIONAL INFORMATION

Security holders in Specialized Health Products are strongly advised to read the proxy statement and other documents related to the solicitation of proxies by Weequahic Partners in connection with its opposition to the approval of the sale of Specialized Health Products to C.R. Bard at the Special Meeting called for the purpose of voting on such transaction, when and if they are available, because they will contain important information, including information relating to the participants in the proxy solicitation.  When and if completed, a definitive proxy statement and form of proxy will be mailed to shareholders of Specialized Health Products and will, along with other relevant documents, be available at no charge at the SEC’s website at www.sec.gov or from Weequahic Partners by e-mail at Eric@WeequahicPartners.com or by telephone to the President and Chief Executive Officer of Weequahic Partners at (609) 737-4300.

About Weequahic Partners, LLC

Weequahic Partners, LLC is a family office that invests in and consults to small and medium sized companies and conducts various philanthropic activities.  Weequahic Partners’ principal investor, and its President and CEO, is Eric S. Weinstein.  Prior to co-founding Weequahic Partners in 2005, Mr. Weinstein spent over a decade on Wall Street most recently as a Director at Credit Suisse where he was a key advisor in numerous principal transactions, mergers, and equity and leveraged financings. He also served as Vice President for Strategic Planning at Centennial Communications and served on the Board of Directors of UbiquiTel, Inc., a publicly-held, Nasdaq-listed company, prior to its acquisition by Sprint.  Mr. Weinstein holds a Bachelor of Science degree in Economics from the University of Pennsylvania’s Wharton School.  For more information concerning Weequahic Partners, please visit us online at www.WeequahicPartners.com.

Contacts:
Weequahic Partners, LLC Eric S. Weinstein President and CEO Eric@WeequahicPartners.com (609) 737-4300